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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION
                                       OF
                     SEACOAST BANKING CORPORATION OF FLORIDA



                                    ARTICLE I
                                      NAME

         The name of the corporation shall be: SEACOAST BANKING CORPORATION OF FLORIDA.

                                   ARTICLE II
                                TERM OF EXISTENCE

         This corporation is to exist perpetually.


                                   ARTICLE III
                               NATURE OF BUSINESS

         The general nature of the business or businesses to be transacted under this Certificate of Incorporation shall be:

         To engage in any activity or business permitted under the laws of the United States and of the state of Florida and to carry out said purposes in any state, territory, district, or possession of the United States, or in any foreign country, to the extent that these purposes are not forbidden by the law of the state, territory, district, or possession of the United states, or by the foreign country.


                                   ARTICLE IV
                                AUTHORIZED SHARES

         A. The corporation shall have the authority to issue Common Stock in two (2) classes to be known as Class A Common Stock and Class B common stock. Except as otherwise required by law or by these Articles, Class A Common Stock and Class B Common Stock shall vote together as a single class.

         B. The corporation shall have the authority to issue an aggregate of ten million (10,000,000) shares of Class A Common Stock with a par value of ten cents ($.10) per share. Class A Common Stock shall have one (1) vote per share for all purposes.

         C. The corporation shall have the authority to issue an aggregate of eight hundred ten thousand (810,000) shares of Class B Common Stock with a par value of ten cents ($.10) per share. Class B Common Stock shall have ten (10) votes per share for all purposes.
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         D. No cash dividend may be declared or paid or paid on shares of Class
B Common Stock unless, simultaneously therewith or prior thereto, there is or has been declared or paid (as the case may be) a cash dividend on the shares of Class A Common stock of at least 110% of the cash dividend on the shares of Class B Common Stock. A dividend payable in shares of Class A Common Stock to holders of Class A Common Stock shall also be payable to the holders of shares of Class B Common stock at the same time and on the same basis that such dividend is payable to the holders of Class A Common Stock.

         E. In any liquidation or dissolution of the corporation, the holders of the Class A Common Stock shall be entitled to receive, out of the assets available for distribution to holders of Common Stock, an amount equal to $2.50 per share before any amount shall be paid to holders of the Class B Common Stock. After such preference amount has been paid to the holders of the Class A common stock, the holders of the Class B Common Stock shall then be entitled to next receive, out of the assets available for distribution to the holders of Class A Common Stock a like amount per share. Thereafter holders of Class A Common Stock and Class B Common Stock shall be entitled to participate, pro rata in accordance with the number of shares owned by them, in the distribution of the corporation's remaining assets.

         F. Each share of Class B Common Stock of the corporation shall have an unlimited right of conversion to one share of Class A Common Stock; provided, however, that such right of conversion shall not be available to the Class B Common Stock subsequent to the approval of a liquidation of dissolution of the corporation by the stockholders.

         G. All shares of Stock heretofore issued by the corporation to DENNIS
S. HUDSON, JR., as Incorporator, shall be exchanged on a one-to-one basis for Class A Common Stock.

         H. The corporation shall have authority to be exercised by the Board of Directors to issue not more than 1,000,000 shares of preferred Stock of $1.00 par value (the "Preferred Stock"). Shares of the Preferred Stock shall be designated as the Board of Directors may determine and may be issued in series by the Board of Directors as hereinafter provided.

         The Preferred Stock may be divided into and issued from time to time in one or more series. All shares of the Preferred Stock shall be of equal rank and shall be identical, except with respect to the particulars that may be fixed by the Board of Directors as hereinafter provided pursuant to authority that is hereby expressly vested in the Board of Directors; provided however, that each share of a given series of the Preferred Stock shall be identical in all respects with the other shares of such series. Before any shares of the Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, in the manner provided by law, the following particulars with respect to the shares of such series:

         (i) the distinctive designation of such series and the number of shares that shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares of such series then issued) from time to time by the Board of Directors by resolution;

         (ii) the dividend or rate of dividend payable with respect to shares of such series, the time of payment of any dividend, whether dividends shall be cumulative and, if so, the conditions under which and the date from which dividends shall be accumulated;


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         (iii)    the redemption provisions applicable to the shares of such series, if any, and, if applicable, the time or times when, the price or prices at which, and the other terms and conditions under which the shares of such series shall be redeemable;

         (iv) the amount payable on shares of such series in the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the corporation, which shall not be deemed to include the merger of consolidation of the corporation or a sale, lease, or conveyance of all or part of the assets of the corporation;

         (v) the purchase, retirement or sinking fund provisions, if any, for the redemption or purchase of shares of such series;

         (vi) the rights, if any, of the holders of shares of such series to convert such shares into or exchange such shares for shares of the Common Stock or shares of any other series of the Preferred Stock and the terms and conditions of such conversion or exchange; and

         (vii) the voting rights of the shares of such series or the absence thereof and the extent of such voting rights, if any.


                                    ARTICLE V
                                REGISTERED AGENT

         The corporation's initial registered office and initial registered agent at that address shall be:

         DENNIS S. HUDSON, III               815 Colorado Avenue
                                             Stuart, Florida 34994


                                   ARTICLE VI
                           INITIAL BOARD OF DIRECTORS

         The Initial Board of Directors shall Consist of fourteen (14) members, who need not be residents of the State of Florida.


                                   ARTICLE VII
                    NAMES AND ADDRESSES OF INITIAL DIRECTORS

         The names and addresses of the persons who shall serve as Directors until the first annual meeting of shareholders, or until their successors shall have been elected and qualified, are as follows:

         JEFFREY C. BRUNER                   124 SE Wells Drive
                                             Stuart, FL 34996

         JOHN R. CASAR                       4510 SW Thistle Terrace
                                             Palm City, FL 34990


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         BERNARD COKER                       2929 SE Ocean Boulevard
                                             Building 141, Apt. 5
                                             Stuart, FL 34996

         JOHN H. CRANE                       P.O. Box 356
                                             Port Salerno, FL. 34992

         EVANS CRARY, JR.                    P.O. Drawer 24
                                             Stuart, FL 34995

         ARCHIE A. HENDRY, III               P.O. Box 3078
                                             Stuart, FL  34995

         DENNIS S. HUDSON, JR.               P.O. Box 9012
                                             Stuart, FL  34995

         DALE M. HUDSON                      P.O. Box 9012
                                             Stuart, FL  34995

         MYRON T. LUCE                       4324 Centerboard Lane
                                             Stuart, FL  34995

         CHARLES P. MCLEOD                   P.O. Box 9012
                                             Stuart, FL 34995

         ROLAND MERRELL                      1212 Riverside Drive
                                             Stuart, FL 34996

         JOHN R. SANTARSIERO, JR.            5620 Winged Foot Drive
                                             Stuart, FL 34997

         FREDERICK P. STEIN                  1100 NE St. Lucie Terrace
                                             Jensen Beach, FL 34957

         THOMAS H. THURLOW,  JR.             P.0. Box 106
                                             Stuart, FL 34996


                                  ARTICLE VIII
                                  INCORPORATOR

         The names and address of the initial incorporator is as follows:

         DENNIS S. HUDSON, JR.               P.O. Box 9012
                                             Stuart, FL 34995


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                                   ARTICLE IX
                     AMENDMENT OF ARTICLES OF INCORPORATION

         The Articles of Incorporation of this corporation may be amended as provided by law; provided, however, that the affirmative vote of the holders of two-thirds (2/3rds) of all of the shares of Class A Common Stock outstanding and entitled to vote, voting as a separate class, and the affirmative vote of the holders of shares with two-thirds (2/3rds) of all the votes entitled to be cast by all shares of Common Stock of the corporation outstanding, voting together as a single class, shall be required to approve any change of Article XI of theme Articles of Incorporation.


                                    ARTICLE X
                                     BYLAWS

         The Bylaws of the corporation shall be made, altered or rescinded by a two-thirds (2/3rds) majority vote of the Directors of the Corporation.


                                   ARTICLE XI
                  MERGER, CONSOLIDATION OR BUSINESS COMBINATION

         The affirmative vote of the holders of two-thirds (66 2/3%) of all the shares of Class A Common Stock outstanding and entitled to vote, voting as a separate class, and the affirmative vote of the holders of shares with two-thirds (66 2/3%) of all the votes entitled to be cast by all shares of Common Stock of all classes outstanding, voting together as a single class, shall be required to approve any of the following:

                  (a) any merger or consolidation of this corporation with or into any other corporation;

                  (b) any share exchange in which a corporation, person, or entity acquires the issued or outstanding shares of stock of this corporation pursuant to a vote of stockholders;

                  (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of this corporation or any significant subsidiary of this corporation to any other corporation, person or entity; or

                  (d) any transaction similar to, or having a similar effect on, any of the foregoing transactions.

         Such affirmative votes shall apply and be required whether or not a vote of the stockholders otherwise would be required by law or the rules of any securities exchange or market (collectively, an "SRO") on which this corporation has shares of its capital stock listed or traded and notwithstanding that a lesser vote of stockholders might otherwise be required by law or SRO; provided, however no such affirmative votes shall be required where this corporation is issuing shares of its capital stock or paying cash or other consideration to acquire, directly or indirectly, another corporation, person or entity.


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